                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)


                        RJR Nabisco Holdings Corporation
                        --------------------------------
                                (Name of Issuer)


                         ESOP Convertible Preferred Sock
                         -------------------------------
                         (Title of Class of Securities)


                                    749995205
                                    ---------
                                 (CUSIP Number)



                                December 31, 1998
                                -----------------
             (Date of Event which Requires Filing of this Statement)





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CUSIP No.  749995205                                                Page 2 of 3



ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         Yes

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                         N/A

ITEM 10           CERTIFICATION:

                           By signing below, I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 11, 1999

For:     WACHOVIA CORPORATION


         By:  /s/ John D. Corbin
            -----------------------------------------------------------------
              Attorney-in-Fact
              John D. Corbin, Senior Vice President
              Wachovia Operational Service Corporation
              (Authorized by a limited power of attorney executed August 13, 1998. Copy attached.)


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CUSIP No.  749995205                                                Page 3 of 3

                            LIMITED POWER OF ATTORNEY

         The undersigned, on behalf of Wachovia Corporation, hereby constitutes and appoints John D. Corbin, Senior Vice President, Wachovia Operational Services Corporation, as attorney in fact to execute and cause to be filed form time to time with the United States Securities and Exchange Commission (the "Commission") in the name, place and stead of Wachovia Corporation, reports pursuant to Sections 13(d) (f) and (g) of the Securities Exchange Act of 1934, as amended, and to the rules and regulations thereunder, as to beneficial ownership of securities. This power shall remain in force until revoked and may be relied upon by the Commission as being in force until it is notified in writing of revocation.

         IN WITNESS HEREOF, the undersigned has herewith set his hand on the 13th day of August, 1998.

                                                WACHOVIA CORPORATION


                                                By:    /s/ L. M. Baker, Jr.
                                                   ----------------------------
                                                       L. M. Baker, Jr.
                                                       Chairman, President and
                                                       Chief Executive Officer

ATTEST:

  /s/  Alice Washington Grogan
---------------------------------
Secretary

[CORPORATE SEAL]


STATE OF NORTH CAROLINA
OF FORSYTH

         On this 13th day of August, 1998, personally appeared before me the said named L. M. Baker, Jr., Chairman, President and Chief Executive Officer of Wachovia Corporation, to me known and know to me to be the person described in and who executed the forgoing instrument and he acknowledged he executed the same and being duly sworn by me, made the oath that the statements in the foregoing instrument are true.


                                                         /s/ Jill B. Tesh
                                                         ---------------------
                                                         Notary Public


My commission expires:  April 6, 2000

(Official Seal)